Exhibit 99.1

COMMON SHARE PROXY

YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Special Meeting of Shareholders, please execute your proxy promptly and return it in the enclosed envelope.

DETACH HERE

PROXY

COLONIAL PROPERTIES TRUST

Proxy Solicited on behalf of the Board of Trustees of

the Company for Special Meeting of Shareholders to be Held April 1, 2005

     The undersigned, being a shareholder of Colonial Properties Trust (the “Company”), hereby appoints Thomas H. Lowder and John P. Rigrish, or either of them, with full power of substitution in each, with the powers the undersigned would possess if personally present, to vote all COMMON SHARES of the undersigned in the Company at the Special Meeting of the Shareholders to be held at AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203, on April 1, 2005 at 8:30 a.m., local time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions. This proxy shall also serve as voting instructions for any common shares in the Company in the undersigned’s account under the Company’s 401(k)/Profit Sharing Plan

SEE REVERSE SIDE You are encouraged to specify your choice by marking the appropriate boxes, but you need not mark any box if you wish to vote FOR all four proposals. The proxies cannot vote your preferences unless you sign and return this card.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

COLONIAL PROPERTIES TRUST

c/o EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE

☒	Please mark votes as in this example

This proxy when properly executed, will be voted in the manner directed herein by the shareholder. If no direction is otherwise made, this proxy will be voted FOR proposals 1, 2, 3 and 4 and in the discretion of the named proxies as to any other matters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to the Secretary of the Company of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting and voting in person.

The Board of Trustees recommends voting FOR the issuance of Colonial common shares contemplated by the merger agreement, the amendment to the Colonial Declaration of Trust to increase the number of authorized Colonial common shares from 65,000,000 to 125,000,000 and Colonial preferred shares from 10,000,000 to 20,000,000 and the issuance of up to 15,000,000 Colonial preferred shares.

		FOR	AGAINST	ABSTAIN
1.	To approve the issuance of Colonial common shares contemplated by the Agreement and Plan of Merger, dated as of October 25, 2004, as amended, by and among the Company, CLNL Acquisition Sub LLC, and Cornerstone Realty Income Trust, Inc. The merger agreement is described in, and attached as Annex A to, the accompanying joint proxy statement/prospectus	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to the Colonial Declaration of Trust to increase the number of authorized Colonial common shares from 65,000,000 to 125,000,000 and Colonial preferred shares from 10,000,000 to 20,000,000.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To approve the issuance of up to 15,000,000 Colonial preferred shares.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	To approve an adjournment or postponement of the Special Meeting of Shareholders, if necessary, to solicit additional proxies in favor of the proposals above.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: